ARTHUR
                            ANDERSEN







October 30, 1998                                 Arthur Andersen LLP

Office of the Chief Accountant                   Suite 800
Securities and Exchange Commission               18207 Von Karman Ave.
450 Fifth Street, N.W.                           Irvine, CA  92617-1005
Washington, D.C.  20549                          714-757-3100




Dear Sir/Madam:

We have read Item 5 included in the Form 10-Q dated October 30, 1998 of Amplicon, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP/s/

ARTHUR ANDERSEN LLP

LAB/L808044MM

Copies to:
Ms. Leslie Jewett, Amplicon, Inc.